Exhibit 99.1


              Forest Oil Announces First Quarter Results
         Including Record Production in the Big Three Assets

    Adjusted net earnings per share increased 59% from 2006 Remainco to $.62 per share

    Adjusted EBITDA increased 34% from 2006 Remainco to $156 million

    Discretionary cash flow increased 19% from 2006 Remainco to $123 million

    Forest's Remainco first quarter production increased 6% year-over-year to 302 MMcfe/d despite severe winter weather downtime, refinery outages and delayed crude shipments

    Company again reports new record production rates at Buffalo
Wallow, Wild River and Cotton Valley areas with combined Big Three rate at 102 MMcfe/d

    Forest's cost control efforts deliver flat production costs at $1.76 per Mcfe compared to Remainco's full year 2006 production costs


    DENVER--(BUSINESS WIRE)--May 7, 2007--Forest Oil Corporation
(NYSE:FST) (Forest or the Company) today announced financial and operational results for the first quarter 2007. For the quarter ended March 31, 2007, the Company reported the following highlights:

    -- Forest's Remainco average net production increased 6% year-over-year to 302.4 MMcfe/d, despite being negatively impacted by a delayed shipment of 113,000 Bbls (8 MMcfe/d effect) of crude in Alaska, and severe winter weather downtime and refinery outages (11 MMcfe/d effect)

    -- Adjusted EBITDA was $156.5 million, an increase of 34% compared to 2006 Remainco

    -- Discretionary cash flow was $123.0 million, an increase of 19% compared to 2006 Remainco

    -- Sale of Australia assets nets $7.2 million, kicking off the 2007 asset rationalization plan

    H. Craig Clark, President and CEO, stated, "The first quarter was solid for the Company despite negative sales volume impacts caused primarily by weather. Forest's improved price realizations and improved hedge portfolio protected our top line. Costs continue to remain stable and we are beginning to see some service sector cost relief. With the announced sale process of our Alaskan entity and the addition of the assets associated with Houston Exploration we are very excited with the prospects of our upgraded portfolio. We believe, with the closing of these pending transactions, Forest will have a favorable cost structure within the industry and will be able to continue to invest to deliver additional reserves at very competitive costs. We have and will continue to put the Company in a position to grow production, drive costs down and deliver free cash flow."

    In this release, when we refer to "Remainco," we mean the portion of Forest not included in the March 2, 2006 spin-off of our Gulf of Mexico operations and subsequent merger of those operations with a subsidiary of Mariner Energy, Inc. We refer to the operations spun-off as "Spinco." When we refer to "Total Company" or "Forest," we mean Remainco or, for the time prior to the spin-off, Remainco and Spinco added together.

                      FIRST QUARTER 2007 RESULTS

    For the quarter ended March 31, 2007, Forest reported net earnings of $6.9 million or $.11 per basic share. Remainco reported a net loss of $3.3 million or a $.05 loss per basic share in the corresponding period in 2006. The net earnings for the quarter ended March 31, 2007 were affected by the following items:

    -- The non-cash effect of net unrealized losses relating to the mark to market valuation on derivative instruments and foreign currency exchange was $57.8 million ($36.0 million net of tax). This amount represents the change in value during the quarter of our outstanding hedges.

    -- Gain on sale of Australia overriding royalty interest of $7.2 million ($4.5 million net of tax)

    Without the effect of these items, Forest's adjusted net earnings would have been $38.4 million or $.62 per basic share. This amount is an increase of 59% over Remainco's net earnings of $24.2 million or $.39 per basic share in the corresponding 2006 period on a comparable basis.

    Adjusted net earnings in the first quarter of 2007 increased compared to the same period in 2006 primarily due to increased production, lower price differentials and realized gains on derivative instruments offset by increased interest expense.

    Forest's adjusted EBITDA increased 34% to $156.5 million in 2007 compared to Remainco's adjusted EBITDA of $117.2 million in the first quarter of 2006. Forest's discretionary cash flow was $123.0 million, an increase of 19% compared to Remainco's discretionary cash flow of $103.3 million in the first quarter of 2006. Adjusted EBITDA and discretionary cash flow increased compared to the same period in 2006 primarily due to increased production, lower price differentials and realized gains on derivative instruments.

    Forest's oil and gas sales volumes increased 6% to 302 MMcfe/d in 2007 compared to Remainco's sales volumes of 285 MMcfe/d in the first quarter of 2006. Inclement weather delayed the shipment of Forest's Alaska oil production scheduled for the end of March 2007 until April 5, 2007. The effect of this delay caused reported sales volumes to be lower by approximately 113,000 Bbls (8 MMcfe/d effect) for the three months ended March 31, 2007. Further, due to severe winter weather downtime and crude transportation issues, including refinery outages in the Panhandle of Texas, sales volumes were adversely affected by approximately 1.0 Bcfe (11 MMcfe/d effect). The following table sets forth Forest's average sales volumes for the three months ended March 31, 2007 and 2006 displayed for both Remainco and Total Company:



                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                   2007       2006
                                                 ---------- ----------
DAILY VOLUMES
Daily natural gas sales volumes (MMcf):
United States                                        115.0      103.2
Canada                                                66.4       63.7
                                                 ---------- ----------
   Total Remainco                                    181.4      166.9

   Spinco                                                -       70.9
                                                 ---------- ----------
      Total Company                                  181.4      237.8
                                                 ========== ==========

Daily oil and condensate sales volumes (MBbls):
United States                                         12.4       12.7
Canada                                                 2.3        2.1
                                                 ---------- ----------
   Total Remainco                                     14.7       14.8

   Spinco                                                -        2.1
                                                 ---------- ----------
      Total Company                                   14.7       16.9
                                                 ========== ==========

Daily natural gas liquids sales volumes (MBbls):
United States                                          4.9        3.8
Canada                                                 0.7        1.1
                                                 ---------- ----------
   Total Remainco                                      5.6        4.9

   Spinco                                                -        0.9
                                                 ---------- ----------
      Total Company                                    5.6        5.8
                                                 ========== ==========

Equivalent daily sales volumes (MMcfe):
United States                                        218.4      201.8
Canada                                                84.0       82.9
                                                 ---------- ----------
   Total Remainco                                    302.4      284.7

   Spinco                                                -       89.2
                                                 ---------- ----------
      Total Company                                  302.4      373.9
                                                 ========== ==========


    Forest's oil and gas sales revenue increased 6% compared to Remainco's in the first quarter of 2006 to $182.6 million from $172.8 million. The increase was primarily the result of increased sales volumes. Lower price differentials substantially offset the lower NYMEX prices during the quarter. Forest's differential to NYMEX prices for natural gas decreased to $.80 per Mcf in the first quarter 2007 compared to Remainco's $2.49 per Mcf in the first quarter of 2006.

    The following table sets forth Forest's sales revenue per unit for the three months ended March 31, 2007 and 2006 displayed for both
Remainco and Total Company:



                                          Remainco      Total Company
                                       --------------- ---------------
                                        Three Months Ended March 31,
                                       -------------------------------
                                        2007    2006    2007    2006
                                       ------- ------- ------- -------
NATURAL GAS (per Mcf except NYMEX):
NYMEX (per MMBtu)                       $6.76    9.00    6.76    9.00

Sales price                             $5.96    6.51    5.96    7.09
Effects of energy derivatives (1)           -   (0.51)      -   (1.15)
                                       ------- ------- ------- -------
   Average sales price                  $5.96    6.00    5.96    5.94

   Average natural gas differential     $0.80    2.49    0.80    1.91

LIQUIDS (per Bbl):
OIL AND CONDENSATE:
NYMEX                                  $58.23   63.54   58.23   63.54

Sales price                            $53.72   56.64   53.72   57.09
Effects of energy derivatives (1)           -   (4.99)      -   (7.89)
                                       ------- ------- ------- -------
   Average sales price                 $53.72   51.65   53.72   49.20

NATURAL GAS LIQUIDS:
Sales price                            $29.13   32.10   29.13   32.85

LIQUIDS SUMMARY (per Bbl):
Sales price                            $46.95   50.63   46.95   50.97
Effect of energy derivatives (1)            -   (3.77)      -   (5.90)
                                       ------- ------- ------- -------
   Average sales price                 $46.95   46.86   46.95   45.07

   Average liquids differential        $11.28   12.91   11.28   12.57


    (1) For 2006, this reflects the effects of using cash flow hedge accounting on qualifying derivative instruments and represents amortization of hedging gains and losses as the result of electing to discontinue hedge accounting in March 2006. As such, this does not include realized and unrealized gains and losses on derivative instruments.

    Forest's per-unit oil and gas production expense increased 7% to $1.76 per Mcfe compared to Remainco's $1.64 per Mcfe in the first quarter of 2006 primarily as a result of increased repairs and maintenance costs incurred on non-operated properties in Alaska partially offset by additional severance tax credits.

    Forest's general and administrative expense decreased 23% to $13.0 million compared to Remainco's $16.8 million in the first quarter of 2006. The decrease resulted primarily from higher stock-based compensation expense of $6.1 million in 2006 of which $5.9 million was due to the Mariner transaction, offset by increased salary and wage expense.

    Forest's per-unit depreciation and depletion expense increased 3% to $2.22 per Mcfe compared to Remainco's $2.16 per Mcfe in the first quarter of 2006. Total depreciation and depletion expense increased 9% to $60.5 million compared to Remainco's $55.4 million in the first quarter of 2006. The increase in depreciation and depletion expense resulted primarily from a 6% increase in sales volumes.

    Forest's interest expense increased 77% to $24.4 million compared to Remainco's $13.8 million in the first quarter of 2006 primarily as a result of the increased interest rates associated with the non-recourse Alaska Term Loans that were put in place in December of 2006 that have a weighted average interest cost of approximately 9.8% as of March 31, 2007.

    For the quarter ended March 31, 2007, Forest invested $155 million in exploration and development and acquisition activities. Canada's capital spending was accelerated in the quarter in advance of spring breakup.

                              DERIVATIVES

    Forest currently has derivatives in place for 2007 through 2010 covering the aggregate average daily volumes and weighted average prices shown below. During 2007 Forest has added 40 Bbtu/d of natural gas hedges for April 2007 through December 2007 and 40 Bbtu/d of natural gas hedges for fiscal 2008. Also during the quarter, Forest settled .75 MBbls/d of long-dated oil hedges. The following is a summary of derivatives Forest has in place as of May 7, 2007:



                              Remainder
                                2007      2008       2009      2010
                              --------- ---------- --------- ---------
Natural gas swaps:
Contract volumes (Bbtu/d)       60.0(1)
Weighted average price (per
 MMBtu)                          $7.88

Natural gas collars:
Contract volumes (Bbtu/d)         35.0  40.0(1)(2)
Weighted average ceiling
 price (per MMBtu)              $11.70      10.02
Weighted average floor price
 (per MMBtu)                     $8.76       7.94

Oil swaps:
Contract volumes (MBbls/d)         7.0        6.5       4.5       1.5
Weighted average price (per
 Bbl)                           $70.03      69.72     69.01     72.95

Oil collars:
Contract volumes (MBbls/d)         4.0
Weighted average ceiling
 price (per Bbl)                $87.18
Weighted average floor price
 (per Bbl)                      $65.81


    (1) 40.0 of the 60.0 Bbtu/d of natural gas swaps and the 2008 natural gas collars were entered into in anticipation of Forest's proposed acquisition of The Houston Exploration Company.

    (2) 20.0 of the 40.0 Bbtu/d of natural gas collars are subject to a three way floor price of $6.00 per MMBtu.

                      OPERATIONAL PROJECT UPDATE

    Upon closing of The Houston Exploration Company (Houston Exploration) acquisition, Forest's current Southern Business Unit will be renamed as the Eastern Business Unit, headquartered in Denver, and will include Forest and Houston Exploration assets in East Texas, the Arkoma Basin, Central Texas, the Barnett Shale and upper Gulf Coast in Louisiana. Our new Houston office will manage the "new" Southern Business Unit consisting of Forest and Houston Exploration properties along the lower Texas Gulf Coast and South Texas.

    WESTERN BUSINESS UNIT

    Buffalo Wallow Area - Texas Panhandle (66-100% WI) - During the first quarter of 2007, a record 16 wells were drilled with a 100% success rate. First quarter production averaged 38 MMcfe/d and was adversely affected by weather related downtime, third party plant maintenance and the refinery outage in the Texas Panhandle. However, during the quarter, Buffalo Wallow reached a new record rate of 41 MMcfe/d. First quarter drilling on recently leased undeveloped acreage south of Buffalo Wallow was successful with the first well testing at
7.5 MMcfe/d, our third best initial production rate for the entire area.

    Greater Vermejo/Haley Area - West Texas (42-100% WI) - Forest continues to operate one drilling rig and resumed re-entry activity in the first quarter. The three re-entry projects completed in the first quarter yielded a combined rate of 7.9 MMcfe/d. A large 3-D seismic survey is expected to be processed by mid 2007.

    Central Midland Basin - West Texas (100% WI) - During the first quarter, a total of 12 wells were drilled with a 100% success rate. Initial rates ranged from 68 to 321 Bbls/d. Activity was increased in our shallow program in the Permian Basin particularly in the Tex Mex and Martin Fields. Forest increased its working interest from 50% to 100% in the Martin Field in late 2006 through a property trade.

    Rockies Area - Williston Basin (66% WI) - During the first quarter, Forest successfully delineated its oil discovery in the North Anvil Field in Montana with two wells which tested 220 Bbls/d and 254 Bbls/d. Additional efforts to define the limits of the field are underway using a recently acquired 3-D seismic survey. Two locations have already been staked and are being permitted.

    SOUTHERN BUSINESS UNIT

    East Texas Cotton Valley Area - Rusk, Harrison & Panola Counties, Texas (52-100% WI) - During the first quarter, seven wells were drilled with a 100% success rate. A two rig program was utilized for most of the first quarter as one rig was relocated to our Barnett Shale program. However, the net production still reached another record at 22 MMcfe/d during the first quarter. Most of our properties are now producing into Forest's new low pressure gathering and processing facilities with all production expected to be tied in by the third quarter of 2007 as prior contractual obligations expire. Forest's first horizontal Cotton Valley test was spud in the second quarter of 2007.

    Katy Field - Waller, Harris and Ft. Bend Counties, Texas (54% WI)
- Gross production reached 22 MMcfe/d in the first quarter, a 69% increase since taking over operations in mid 2006. Our second middle Wilcox well was tested at 2.7 MMcfe/d gross with two additional Wilcox wells currently being completed. Re-entry and recompletion programs are underway in the field targeting exploitation of Yegua and Wilcox reservoirs.

    Sabine Area - Calcasieu Parish, Louisiana (23-45% WI) - The recent discovery well, Abdalla #1, was flowing to sales at 7.7 MMcfe/d gross and 6,000 psi FTP. An offset location is expected to spud late in the second quarter of 2007. An additional 131 square mile 3-D seismic survey has been shot and should be processed by the fourth quarter of 2007.

    Barnett Shale - Hill County, Texas (50% WI) - The second horizontal well in the JV program was drilled and cased and is now being fracture stimulated in four stages. Pipeline infrastructure is in place to begin production immediately after the well is stimulated. Forest and its partner will continue a one rig program in the area and expect to drill six more wells in 2007. Forest and its partner may consider a two rig program in 2008.

    CANADA BUSINESS UNIT

    Wild River Area (25-100% WI) - A total of eight wells were drilled in the first quarter with a 100% success rate. Despite inclement weather, net production reached another record at 39 MMcfe/d. A new Wild River gas processing plant, in which Forest has firm capacity, became fully operational during April 2007. This plant should improve natural gas liquid recoveries and reduce lease operating expense in the area.

    Sundance/Ansell Area (50% WI) - Two exploratory wells were completed in the first quarter at rates of 5.0 MMcfe/d and 4.9 MMcfe/d. Two additional exploratory wells are currently being completed. Additional offset and exploratory drilling is planned for the remainder of 2007 using a one rig program. New gas processing facilities were constructed in the first quarter to handle the additional volumes.

    Alberta Foothills Copton/Palliser/Narraway Areas (50% WI) - Two wells in the Copton/Palliser Area were completed at 2 MMcfe/d each. During the winter access period, the Narraway pipeline was completed which allowed 5 MMcfe/d to be connected to sales. Additionally, a new exploratory well at Narraway was completed at a rate of 4.5 MMcfe/d. Further exploratory drilling is planned for the fourth quarter of 2007.

                             2007 GUIDANCE

    Forest last updated its 2007 guidance on February 26, 2007. The Company intends to revise its guidance when it closes the acquisition of Houston Exploration and sells its Alaska properties.

    The following is made subject to all of the cautionary statements and limitations contained in Forest's February 26, 2007 press release. Given those statements and limitations as well as the limitations discussed in the Forward-Looking Statements section below, the 2007 guidance components are updated in the following respects (any guidance components not addressed remain unchanged):

    Guidance Update

    Gas Differentials. Based on current market prices, we estimate that our second quarter 2007 gas price differential from NYMEX will be between $1.60 and $1.90 per Mcf.

    Oil Differentials. Based on current market prices, we estimate that our second quarter 2007 oil price differential from NYMEX will be between $5.00 and $7.00 per Bbl.

    Natural Gas Liquids Differentials. Based on current market prices, we estimate that our second quarter 2007 natural gas liquids price differential will be 50% of NYMEX oil.

                               PRO FORMA

    Forest presents pro forma statements of operations for Remainco. The following unaudited pro forma statements of operations present the operating results of Remainco for the three months ended March 31, 2007 and 2006 giving pro forma effect to the spin-off of our Gulf of Mexico operations.

    The unaudited pro forma statements of operations presented do not purport to represent what the results of operations or financial position of Remainco would actually have been had the transaction occurred at the beginning of each period presented, or to project the results of operations or financial position of Forest for any future periods. The adjustments to present the pro forma results of Remainco are based on available information and certain assumptions that management believes are reasonable. Management believes this information allows for a more comprehensive comparison of Remainco's results in 2007 and 2006.



                        FOREST OIL CORPORATION
                  Pro Forma Statements of Operations
                             (Unaudited)

                                           For the Three Months
                                           Ended March 31, 2007
                                      --------------------------------
                                      Remainco   Spinco (1)   Total
                                      ---------  ----------  --------
                                           (In thousands, except
                                            per share amounts)
Revenue:
Oil and gas sales                     $182,556           -   182,556
Marketing, processing, and other            53           -        53
                                      ---------  ----------  --------
   Total revenue                       182,609           -   182,609

Operating expenses:
Production expense                      48,144           -    48,144
General and administrative              12,971           -    12,971
Depreciation and depletion              60,459           -    60,459
Accretion of asset retirement
 obligations                             1,275           -     1,275
Spin-off and merger costs                    -           -         -
                                      ---------  ----------  --------
   Total operating expenses            122,849           -   122,849
                                      ---------  ----------  --------
      Earnings from operations          59,760           -    59,760
                                      ---------  ----------  --------

Other income and expense:
Interest expense                        24,353           -    24,353
Unrealized losses (gains) on
 derivative instruments, net            57,838           -    57,838
Realized (gains) losses on derivative
 instruments, net                      (25,134)          -   (25,134)
Gain on sale of assets                  (7,176)          -    (7,176)
Other (income) expense, net               (937)          -      (937)
                                      ---------  ----------  --------
   Total other income and expense       48,944           -    48,944
                                      ---------  ----------  --------

      Earnings before income taxes
       and discontinued operations      10,816           -    10,816

Income tax expense                       3,925           -     3,925
                                      ---------  ----------  --------
      Earnings from continuing
       operations                        6,891           -     6,891

Income from discontinued operations,
 net of tax                                  -           -         -
                                      ---------  ----------  --------
      Net earnings                      $6,891           -     6,891
                                      =========  ==========  ========

Weighted average number of common
 shares outstanding:
Basic                                   62,393                62,393
                                      =========              ========
Diluted                                 63,734                63,734
                                      =========              ========

Basic earnings per common share:

      Earnings from continuing
       operations                        $0.11                  0.11
      Income from discontinued
       operations, net of tax                -                     -
                                      ---------              --------
      Basic earnings per common share    $0.11                  0.11
                                      =========              ========

Diluted earnings per common share:

      Earnings from continuing
       operations                        $0.11                  0.11
      Income from discontinued
       operations, net of tax                -                     -
                                      ---------              --------
      Diluted earnings per common
       share                             $0.11                  0.11
                                      =========              ========

                        FOREST OIL CORPORATION
                  Pro Forma Statements of Operations
                             (Unaudited)

                                            For the Three Months
                                            Ended March 31, 2006
                                     ---------------------------------
                                      Remainco     Spinco      Total
                                     ---------   ----------  ---------
                                           (In thousands, except
                                             per share amounts)
Revenue:
Oil and gas sales                     172,807 (a)   46,289    219,096
Marketing, processing, and other        2,363 (a)      (13)     2,350
                                     ---------   ----------  ---------
   Total revenue                      175,170       46,276    221,446

Operating expenses:
Production expense                     41,997 (a)   18,791     60,788
General and administrative             16,838 (b)      298     17,136
Depreciation and depletion             55,444 (c)   22,224     77,668
Accretion of asset retirement
 obligations                            1,251 (d)    2,101      3,352
Spin-off and merger costs               5,416            -      5,416
                                     ---------   ----------  ---------
   Total operating expenses           120,946       43,414    164,360
                                     ---------   ----------  ---------
      Earnings from operations         54,224        2,862     57,086
                                     ---------   ----------  ---------

Other income and expense:
Interest expense                       13,766 (e)    1,385     15,151
Unrealized losses (gains) on
 derivative instruments, net           33,955 (f)   (9,841)    24,114
Realized (gains) losses on
 derivative instruments, net            3,872 (g)       43      3,915
Gain on sale of assets                      -            -          -
Other (income) expense, net               860            -        860
                                     ---------   ----------  ---------
   Total other income and expense      52,453       (8,413)    44,040
                                     ---------   ----------  ---------

      Earnings before income taxes
       and discontinued operations      1,771       11,275     13,046

Income tax expense                      7,445 (h)    4,352     11,797
                                     ---------   ----------  ---------
      Earnings from continuing
       operations                      (5,674)       6,923      1,249

Income from discontinued operations,
 net of tax                             2,422            -      2,422
                                     ---------   ----------  ---------
      Net earnings                     (3,252)       6,923      3,671
                                     =========   ==========  =========

Weighted average number of common
 shares outstanding:
Basic                                  62,115                  62,115
                                     =========               =========
Diluted                                63,170                  63,170
                                     =========               =========

Basic earnings per common share:

      Earnings from continuing
       operations                       (0.09)                   0.02
      Income from discontinued
       operations, net of tax            0.04                    0.04
                                     ---------               ---------
      Basic earnings per common
       share                            (0.05)                   0.06
                                     =========               =========

Diluted earnings per common share:

      Earnings from continuing
       operations                       (0.09)                   0.02
      Income from discontinued
       operations, net of tax            0.04                    0.04
                                     ---------               ---------
      Diluted earnings per common
       share                            (0.05)                   0.06
                                     =========               =========


    (1) Forest's offshore assets were spun-off and merged with Mariner on March 2, 2006; therefore, there are no Spinco operations or expenses associated with Forest in the first quarter of 2007.

    (a) To allocate revenue and production expense directly attributable to the oil and gas operations of Remainco and Spinco.

    (b) To allocate salaries and other direct general and administrative expenses attributable to Remainco and Spinco. The Spinco allocation includes only general and administrative costs directly related to Forest's offshore Gulf of Mexico operations. Accordingly, no reductions were assumed for general corporate overhead costs, such as indirect personnel costs, professional services, cost of public ownership, insurance and accounting, which occurred subsequent to the Spin-off.

    (c) To allocate depreciation and depletion to give effect to the reduction in Remainco's consolidated full cost pool and a reduction in production volumes.

    (d) To allocate accretion expense attributable to asset retirement obligations associated with assets specifically related to Remainco and Spinco.

    (e) To allocate interest expense to give effect to the repayment of a portion of Forest's outstanding credit facilities using the approximate $200 million in proceeds received by Forest at the time of the Spin-off.

    (f) To allocate unrealized (gains) losses on derivative instruments that did not qualify for cash flow hedge accounting treatment.

    (g) To allocate realized (gains) losses on derivative instruments that did not qualify for cash flow hedge accounting treatment.

    (h) To allocate income tax expense to Remainco and Spinco based on Forest's effective deferred federal and state tax rates.

                      NON-GAAP FINANCIAL MEASURES

    In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Forest has provided net earnings adjusted for certain items, a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest's ongoing operations. A reconciliation between GAAP net earnings and net earnings adjusted for certain items are provided in the paragraphs on page two in which the non-GAAP measure is presented. Net earnings excluding the effects of certain items should not be considered a substitute for net earnings as reported in accordance with GAAP.

    In addition to reporting net earnings as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net earnings plus income tax expense - discontinued operations, income tax expense
- continuing operations, unrealized losses on derivative instruments, net, unrealized foreign currency exchange gains, interest expense, accretion of asset retirement obligations, depreciation and depletion and stock-based compensation. Forest further presents discretionary cash flow, which consists of adjusted EBITDA minus interest expense, current income tax expense, and other non-cash items. Management uses adjusted EBITDA and discretionary cash flow as measures of operational performance. Adjusted EBITDA and discretionary cash flow should not be considered as alternatives to net earnings as reported under GAAP. The following is a reconciliation of net earnings to adjusted EBITDA to discretionary cash flow (in thousands):



                                    Remainco          Total Company
                               ------------------- -------------------
                                    Three Months Ended March 31,
                               ---------------------------------------
                                   2007      2006      2007      2006
                               --------- --------- --------- ---------

Net earnings                     $6,891    (3,252)    6,891     3,671
Income tax expense -
 discontinued operations              -     1,227         -     1,227
Income tax expense -
 continuing operations            3,925     7,445     3,925    11,797
Unrealized losses on
 derivative instruments, net     57,838    33,955    57,838    24,114
Unrealized foreign currency
 exchange gains                     (49)        -       (49)        -
Interest expense                 24,353    13,766    24,353    15,151
Accretion of asset retirement
 obligations                      1,275     1,251     1,275     3,352
Depreciation and depletion       60,459    55,444    60,459    77,668
Stock-based compensation          1,796     7,315     1,796     7,315
                               --------- --------- --------- ---------
   Adjusted EBITDA              156,488   117,151   156,488   144,295

Interest expense                (24,353)  (13,766)  (24,353)  (15,151)
Current income tax expense         (878)   (1,002)     (878)   (1,002)
Gain on sale of assets and
 other non-cash items            (8,256)      886    (8,256)      886
                               --------- --------- --------- ---------
   Discretionary cash flow     $123,001   103,269   123,001   129,028
                               ========= ========= ========= =========


    In addition to total debt, Forest also presents net debt, which consists of principal amount of debt less cash and cash equivalents on hand at the end of the period. Management uses this measure to assess Forest's indebtedness, based on actual principal amounts owed and cash on hand which has not been applied to reduce amounts drawn on the credit facility. The following table sets forth the components of net debt as of March 31, 2007 and December 31, 2006 (in millions):



                                 March 31, 2007     December 31, 2006
                               ------------------- -------------------
                               Principal Book (1)  Principal Book (1)
                               --------- --------- --------- ---------
Credit facilities                  $150       150       107       107
Term loans                          374       374       375       375
8% Senior notes due 2008            265       268       265       268
8% Senior notes due 2011            285       295       285       296
7 3/4% Senior notes due 2014        150       161       150       161
                               --------- --------- --------- ---------
Total debt                        1,224     1,248     1,182     1,207

Cash and cash equivalents            17        17        33        33
                               --------- --------- --------- ---------

   Net debt                      $1,207     1,231     1,149     1,174
                               ========= ========= ========= =========


    (1) Book amounts include the principal amount of debt adjusted for unamortized gains on interest rate swaps of $19.3 million and $20.6 million at March 31, 2007 and December 31, 2006, respectively, and unamortized net premiums on issuance of $4.3 million and $4.6 million at March 31, 2007 and December 31, 2006, respectively.

                          TELECONFERENCE CALL

    Forest management will hold a teleconference call on Tuesday, May 8, 2007, at 10:00 am MT to discuss the items described in this press release. If you would like to participate please call 800-399-6298 (for U.S./Canada) and 706-634-0924 (for International) and request the Forest Oil teleconference (ID #6423879). A Q&A period will follow.

    A replay will be available from Tuesday, May 8 through May 15, 2007. You may access the replay by dialing toll free 800-642-1687 (for U.S./Canada) and 706-645-9291 (for International), conference ID
#6423879.

                      FORWARD-LOOKING STATEMENTS

    This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2006 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

    These materials are not a substitute for the registration statement that was filed with the SEC in connection with Forest's proposed acquisition of Houston Exploration, or the joint proxy statement/prospectus that was mailed to shareholders on or about May 4, 2007. Investors are urged to read the joint proxy statement/prospectus as it contains important information, including detailed risk factors. The registration statement and other documents filed by Forest and Houston Exploration with the SEC are available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made, to Forest Oil Corporation, 707 17th Street, Suite 3600, Denver, CO 80202, Attention: Investor Relations; or by directing a request to The Houston Exploration Company, 1100 Louisiana Street, Suite 2000 Houston, TX 77002,
Attention: Investor Relations. This news release does not constitute an offer to sell or a solicitation of an offer to buy any shares of Forest or Houston Exploration common stock.

    Houston Exploration, Forest, and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants in the solicitation is set forth in the final joint proxy statement/prospectus.

    Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Alaska, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.



                        FOREST OIL CORPORATION
                Condensed Consolidated Balance Sheets
                             (Unaudited)

                                              March 31,   December 31,
                                                 2007         2006
                                             ------------ ------------
                  ASSETS                          (In thousands)

Current assets:
Cash and cash equivalents                        $17,086       33,164
Accounts receivable                              141,821      125,446
Derivative instruments                            17,508       53,205
Deferred tax assets                                  365            -
Other current assets                              65,926       49,185
                                             ------------ ------------
   Total current assets                          242,706      261,000

Net property and equipment                     2,894,488    2,789,926

Derivative instruments                             6,804       15,019
Goodwill                                          86,385       86,246
Other assets                                      38,902       36,881
                                             ------------ ------------
                                              $3,269,285    3,189,072
                                             ============ ============

   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable                                $216,856      224,933
Accrued interest                                  20,419        6,235
Derivative instruments                            10,774        1,294
Asset retirement obligations                       3,055        2,694
Current portion of long-term debt                  2,500        2,500
Deferred income taxes                                  -       14,907
Other current liabilities                         10,877       11,378
                                             ------------ ------------
   Total current liabilities                     264,481      263,941

Long-term debt                                 1,245,810    1,204,709
Asset retirement obligations                      62,758       61,408
Derivative instruments                             5,256          811
Other liabilities                                 34,116       32,240
Deferred income taxes                            211,127      191,957
                                             ------------ ------------
   Total liabilities                           1,823,548    1,755,066

Shareholders' equity:
Common stock                                       6,305        6,300
Capital surplus                                1,218,813    1,215,660
Retained earnings                                143,647      137,796
Accumulated other comprehensive income            76,972       74,250
                                             ------------ ------------
   Total shareholders' equity                  1,445,737    1,434,006
                                             ------------ ------------
                                              $3,269,285    3,189,072
                                             ============ ============




                        FOREST OIL CORPORATION
           Condensed Consolidated Statements of Operations
                             (Unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                   2007       2006
                                                 ---------- ----------
                                                 (In thousands, except
                                                  per share amounts)
Revenue:
Oil and gas sales:
Natural gas                                        $97,297    127,053
Oil, condensate, and natural gas liquids            85,259     92,043
                                                 ---------- ----------
Total oil and gas sales                            182,556    219,096
Marketing, processing, and other                        53      2,350
                                                 ---------- ----------
   Total revenue                                   182,609    221,446

Operating expenses:
Lease operating expenses                            36,040     45,331
Production and property taxes                        7,910     10,728
Transportation and processing costs                  4,194      4,729
General and administrative (including stock-
 based compensation of $1,796 and $7,854,
 respectively)                                      12,971     17,136
Depreciation and depletion                          60,459     77,668
Accretion of asset retirement obligations            1,275      3,352
Spin-off and merger costs                                -      5,416
                                                 ---------- ----------
   Total operating expenses                        122,849    164,360
                                                 ---------- ----------
      Earnings from operations                      59,760     57,086
                                                 ---------- ----------

Other income and expense:
Interest expense                                    24,353     15,151
Unrealized losses on derivative instruments, net    57,838     24,114
Realized (gains) losses on derivative
 instruments, net                                  (25,134)     3,915
Gain on sale of assets                              (7,176)         -
Other (income) expense, net                           (937)       860
                                                 ---------- ----------
   Total other income and expense                   48,944     44,040
                                                 ---------- ----------

      Earnings before income taxes and
       discontinued operations                      10,816     13,046
Income tax expense:
Current                                                878      1,002
Deferred                                             3,047     10,795
                                                 ---------- ----------
   Total income tax expense                          3,925     11,797

      Earnings from continuing operations            6,891      1,249

Income from discontinued operations, net of tax          -      2,422
                                                 ---------- ----------

      Net earnings                                  $6,891      3,671
                                                 ========== ==========

Weighted average number of common shares
 outstanding:
Basic                                               62,393     62,115
                                                 ========== ==========
Diluted                                             63,734     63,170
                                                 ========== ==========

Basic earnings per common share:

      Earnings from continuing operations            $0.11       0.02
      Income from discontinued operations, net
       of tax                                            -       0.04
                                                 ---------- ----------
      Basic earnings per common share                $0.11       0.06
                                                 ========== ==========

Diluted earnings per common share:

      Earnings from continuing operations            $0.11       0.02
      Income from discontinued operations, net
       of tax                                            -       0.04
                                                 ---------- ----------
      Diluted earnings per common share              $0.11       0.06
                                                 ========== ==========




                        FOREST OIL CORPORATION
           Condensed Consolidated Statements of Cash Flows
                             (Unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                   2007       2006
                                                 ---------- ----------
                                                    (In thousands)
Cash flows from operating activities:
Net earnings                                        $6,891      3,671

Adjustments to reconcile net earnings to net
 cash provided by operating activities:
   Depreciation and depletion                       60,459     77,668
   Accretion of asset retirement obligations         1,275      3,352
   Unrealized losses on derivative instruments,
    net                                             57,838     24,114
   Amortization of deferred derivative losses            -     15,204
   Unrealized foreign currency exchange gains          (49)         -
   Deferred income tax expense                       3,047     12,022
   Stock-based compensation                          1,796      7,315
   Gain on sale of assets and other, net            (8,256)       886

   Changes in operating assets and liabilities,
    net of effects of acquisition and
    divestiture:
   Accounts receivable                              (9,392)   (13,988)
   Other current assets                            (14,562)   (20,716)
   Accounts payable                                (41,148)    (6,499)
   Accrued interest and other current
    liabilities                                     16,939     11,506
                                                 ---------- ----------
      Net cash provided by operating activities     74,838    114,535

Cash flows from investing activities:
Capital expenditures                              (142,996)  (467,818)
Proceeds from sales of assets                        1,661      1,018
Other, net                                               -        106
                                                 ---------- ----------
      Net cash used by investing activities       (141,335)  (466,694)

Cash flows from financing activities:
Proceeds from bank borrowings, net of repayments    42,268    349,403
Repayments of term loan                               (625)         -
Proceeds from the exercise of options and from
 employee stock purchase plan                          997      2,250
Other, net                                           8,463        (24)
                                                 ---------- ----------
      Net cash provided by financing activities     51,103    351,629

Effect of exchange rate changes on cash               (684)      (391)
                                                 ---------- ----------

Net decrease in cash and cash equivalents          (16,078)      (921)
Cash and cash equivalents at beginning of period    33,164      7,231
                                                 ---------- ----------
Cash and cash equivalents at end of period         $17,086      6,310
                                                 ========== ==========



    CONTACT: Forest Oil Corporation
             Patrick J. Redmond, 303-812-1441
             Director - Investor Relations